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                                                                    Exhibit 99.1


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                     FOR IMMEDIATE RELEASE: April 13, 2004


Gristede's Foods, Inc.
823 Eleventh Avenue
New York, NY 10019

GRISTEDE'S FOODS, INC. (AMEX: "GRI") ANNOUNCES THE INTENTION OF JOHN CATSIMATIDIS TO TAKE GRISTEDE'S FOODS, INC. PRIVATE



Gristede's Foods, Inc. (the "Company") announced today that it has received a letter from John A. Catsimatidis, its Chairman and the holder with certain of his affiliates, of in excess of 90% of the outstanding shares of common stock of the Company, stating his intention to acquire publicly held shares of the Company via a short form merger with an entity to be formed by Mr. Catsimatidis and owned solely by him and his affiliates effected pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "Merger"). Pursuant to the Merger, the public stockholders of the Company will receive $0.87 for each share of common stock they own. Because Mr. Catsimatidis and his affiliates own more than 90% of the Company, no action will be required of the stockholders of the Company for the Merger to become effective.

Consummation of the Merger would be subject to the execution and delivery of a definitive Agreement and Plan of Merger and such other documentation (including regulatory filings) as may be required or appropriate and receipt of all necessary third party consents, if any (together, the "Conditions"). Upon consummation of the Merger, the Shares will be delisted from trading on the American Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended. In light of the conditions to the consummation of the Merger, the Merger is expected to be consummated prior to June 30, 2004, or as soon as practicable thereafter.

A Transaction Statement describing the proposed merger in detail and containing other important information and instructions concerning the merger will be distributed to all public stockholders of the Company approximately thirty days prior to the consummation of the Merger. At this time, no action is required by the stockholders of the Company.




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After consideration of the Transaction Statement, stockholders of the Company who do not wish to accept the consideration of $0.87 per share and who follow the necessary procedures will be entitled to have their shares of common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares. The amount of such "fair value" cannot be predicted in advance of such procedures.

The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934. All forward looking statements contained herein are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2003, and the other reports filed from time to time by the Company with the Securities and Exchange Commission.